EXHIBIT (a)(1)(A)

Offer to Purchase for Cash by

up to 1,900,000 Shares of its Common Stock
at a Purchase Price of $10.50 per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 28, 2007, UNLESS THE COMPANY EXTENDS THE TENDER OFFER.

Nashua Corporation, a Massachusetts corporation (referred to herein as “we,” “us,” the “Company” or “Nashua”), is offering to purchase for cash up to 1,900,000 shares of its common stock, par value $1.00 per share (“common stock”), at a price of $10.50 per share, net to the seller in cash, after any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares mean our common stock.

We will purchase only shares that are properly tendered and that are not properly withdrawn, on the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, conditional tender and proration provisions described in this document, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will not purchase shares tendered at prices other than $10.50 per share or shares that we do not accept for purchase because of odd lot priority, conditional tender or proration provisions. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE TENDER OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

The dealer manager for the tender offer is:

Offer to Purchase, dated May 29, 2007

IMPORTANT

If you wish to tender all of your shares, you should either (1) complete and sign a Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to American Stock Transfer & Trust Company, the depositary for the tender offer, or (2) tender the shares according to the procedure for book-entry transfer described in Section 3, or (3) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3. If you are a participant in the Nashua Corporation Employees’ Savings Plan and you wish to tender any of your shares held in that plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase, and you must review the separate materials related to that plan that are enclosed with this Offer to Purchase for instructions.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF YOU DO, HOW MANY SHARES TO TENDER. IN MAKING YOUR DECISION, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE TENDER OFFER.

Our common stock is listed and traded on the NASDAQ Global Market (the “Nasdaq”) under the trading symbol “NSHA.” We publicly announced the tender offer on May 29, 2007. On May 25, 2007, the last trading day prior to printing this Offer to Purchase, the reported closing price of our common stock on the Nasdaq was $8.82 per share. We urge shareholders to obtain current market quotations for our common stock before deciding whether to tender their shares. See Section 8.

You may direct questions and requests for assistance to Georgeson Inc., the information agent for the tender offer, at the address and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery to Georgeson Inc.

We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) shareholders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to shareholders in such jurisdiction.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described later in this document. We encourage you to read this entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	Nashua Corporation, which we refer to as ‘‘our,” “we,” “us,” the ‘‘Company” or ‘‘Nashua,” is offering to purchase shares of its common stock, $1.00 par value per share.

What will the purchase price for the shares be?	The purchase price will be $10.50 per share. We will pay this purchase price in cash, less any applicable withholding taxes and without interest, for all the shares that we purchase pursuant to the tender offer. We will not purchase shares tendered at prices other than $10.50 or shares that we do not purchase because of odd lot priority, conditional tender or proration provisions. See Section 1.

How many shares will be purchased?	We will purchase up to 1,900,000 shares properly tendered in the tender offer, or such lesser number of shares as are properly tendered and not properly withdrawn prior to the expiration date of the tender offer. The 1,900,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 30% of our outstanding common stock as of May 25, 2007 (or approximately 30% of the shares on a diluted basis assuming the exercise of all outstanding vested stock options). See Section 1. The tender offer is not conditioned upon any minimum number of shares being tendered. See Section 7.

What will happen if more than 1,900,000 shares are tendered?	If more than 1,900,000 shares are properly tendered, we will purchase all shares tendered on a pro rata basis, except for odd lots (lots held by owners of less than 100 shares), which we will purchase on a priority basis, as described in the immediately following paragraph, and except for shares that were conditionally tendered and for which the condition was not satisfied. See Sections 1, 5 and 6.

What will happen if less than 1,900,000 shares are purchased in the tender offer?	Our Board has authorized us to purchase up to 1,900,000 shares for an aggregate purchase price of $19,950,000. If we purchase less than 1,900,000 shares in the tender offer, the amount of the $19,950,000 that we do not utilize to purchase shares in this tender offer can be used, in the discretion of management, to make open market purchases of our shares beginning 10 business days after the expiration of the tender offer.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?	If you own beneficially or of record fewer than 100 shares in the aggregate, and you properly tender all of these shares before the tender offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and such shares are not properly withdrawn prior to the expiration date of the tender offer, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

How will we pay for the shares?	Assuming that the maximum of 1,900,000 shares are purchased in the tender offer at the price of $10.50 per share, we will need $19,950,000 to purchase those shares. We anticipate that we will pay for the shares purchased in the tender offer, as well as related fees and expenses, from $10,000,000 in cash generated by a term loan and the remainder from our revolving line of credit pursuant to our Second Amended and Restated Credit Agreement with LaSalle Bank National Association and Bank of America, which was entered into on May 23, 2007.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on June 28, 2007, at 12:00 midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has established an earlier deadline for you to act to instruct it to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out its applicable deadline.

Under what circumstances can the tender offer be extended, amended or terminated?	We can extend or amend the tender offer in our sole discretion, subject to applicable law. However, we cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 14. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. In addition, we can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if Nashua extends the tender offer or amends the terms of the tender offer?	If we decide to extend the tender offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the then-scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment and/or filing amended tender offer documents with the Securities and Exchange Commission. We post our press releases and filings with the Securities and Exchange Commission at www.sec.gov and on our website at www.nashua.com. See Section 14.

What is the purpose of the tender offer?	We believe that the tender offer is a prudent use of our financial resources given our present and expected future cash flows, business profile, assets and the current and historical market prices of our common stock. The tender offer represents an opportunity for us to immediately return cash to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders’ proportionate ownership interest in us. See Section 2.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including the following:

• no decrease of more than 15% in the market price of our common stock or in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index, or the Nasdaq Composite Index, measured from May 29, 2007;

• no legal action has been commenced, and we have not received notice of any legal action, that could reasonably be expected to adversely affect the tender offer;

• no one has proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us;

• no one (including certain groups) has acquired or proposed to acquire more than 5% of our shares, other than any entity, group or person who was a holder of more than 5% of our shares as of May 29, 2007;

• no one has filed after May 29, 2007, a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries;

• no material adverse change in our business, condition (financial or otherwise), assets, income, operations or stock ownership has occurred;

• a determination by us that the consummation of the tender offer and the purchase of the shares pursuant to the tender offer will not cause our common stock to be delisted from the Nasdaq or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended; and

• we have sufficient cash on hand or there are sufficient funds available under our Second Amended and Restated Credit Agreement with LaSalle Bank National Association and Bank of America to purchase the shares tendered pursuant to the tender offer.

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will we continue to be a public company?	Yes. Following the completion of the tender offer in accordance with its terms and conditions, our common stock will continue to be listed on the Nasdaq, and we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. See Section 2.

How do I tender my shares?	The tender offer will expire at 12:00 midnight, New York City time, on June 28, 2007, unless we extend the tender offer. To tender your shares, prior to the expiration of the tender offer:

• you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the depositary at one of its addresses appearing on the back cover page of this document; or

• the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an agent’s message in the case of a book-entry transfer; or

• you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

• you must comply with the guaranteed delivery procedures described in Section 3.

You should contact the information agent or the dealer manager for assistance at their respective addresses and telephone numbers set

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forth on the back cover page of this document. See Section 3 and the instructions of the Letter of Transmittal. Please note that we will not purchase your shares in the tender offer, unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely such nominee has established an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out its applicable deadline.

Once I have tendered shares in the tender offer, can I withdraw my tendered shares?	Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 midnight, New York City time, on June 28, 2007, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you also may withdraw your shares at any time after 12:00 midnight, New York City time, on June 28, 2007. See Section 4.

How do I withdraw shares that I previously tendered?	You must deliver, on a timely basis, a written notice of your withdrawal to the depositary at one of its addresses appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 and Section 4.

How do holders of vested stock options for shares participate in the tender offer?	If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason. See Section 3.

Have we or our Board of Directors adopted a position on the tender offer?	Our Board has unanimously approved the tender offer. However, none of the Board, the dealer manager, the depositary or the information agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the tender offer. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holding of our directors and executive officers. See Section 2 and Section 11.

If I decide not to tender, how will the tender offer affect my shares?	Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer. We do not and cannot predict, however, what the price of our common stock will be after completion of the tender offer.

What is the recent market price for the shares?	We publicly announced the tender offer on May 29, 2007. Tendering your shares pursuant to the tender offer, especially at the offering price per share pursuant to the tender offer, could result in your receiving less consideration per share than you could receive in an open market sale. We urge you to obtain current market quotations for our common stock before deciding whether to tender your shares. See Section 8.

When will we pay for the shares you tender?	We will pay the purchase price, net to you in cash, after any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. However, we do not expect to announce the results of the proration and to begin paying for tendered shares until at least five business days after the expiration of the tender offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered shareholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. Holders of shares, including holders who are not United States holders, should consult their tax advisors as to the particular consequences to them of participation in the tender offer. See Section 13.

Will I have to pay any stock transfer tax if I tender my shares?	If you instruct the depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can help answer my questions about the tender offer?	The information agent or the dealer manager can help answer your questions. The information agent is Georgeson Inc., and the dealer manager is Georgeson Securities Corporation. The contact information for the information agent and the dealer manager is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS AND SPECIAL FACTORS

This document contains or incorporates by reference not only historical information but also forward-looking statements relating to our operations that are based on our expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.

In deciding whether to participate in the tender offer, each shareholder should consider carefully, in addition to the other information contained or incorporated by reference herein, that our actual results may differ from the forward-looking statements for many reasons, including:

•	successful completion of the tender offer and share repurchases;

•	the effects of incurring substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives;

•	the effects of increases in the cost of raw materials or the unavailability of raw materials;

•	the effects of a decline in returns on the investment portfolio of our defined benefit plans, changes in mortality tables and interest rates that could require us to increase cash contributions to the plans;

•	the effects of the loss of any key personnel or our inability to recruit key personnel;

•	the effects of the introduction of new technologies or changes in consumer preferences that may impact our ability to compete successfully;

•	the effects of litigation relating to our intellectual property rights;

•	the effects of the failure of our information systems; and

•	our ability to comply with changing regulation of corporate governance and public disclosure.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed with the SEC on March 26, 2007), and our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2007 (filed with the SEC on May 4, 2007), for a more detailed discussion of these risks and uncertainties and other factors. These reports are available at www.nashua.com and www.sec.gov and are incorporated herein by reference. See Section 10. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase, or the date of the documents incorporated by reference if contained therein. We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase, or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase, except as may be required by law. We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) with respect to the information presented to security holders.

INTRODUCTION

To the holders of shares of our common stock:

We invite our shareholders to tender shares of our common stock, with a par value of $1.00 per share for purchase by us. Upon the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal, we are offering to purchase up to 1,900,000 shares of our common stock at a price of $10.50 per share, net to the seller in cash, after any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, on June 28, 2007, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time during which the tender offer will remain open.

All shares acquired in the tender offer will be acquired at the same purchase price per share. Upon the terms of and subject to the conditions of the Offer to Purchase, including provisions thereof relating to “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, we will purchase all shares validly tendered and not withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

We will pay the purchase price, net to the tendering shareholders in cash, after any applicable withholding taxes and without interest, for all shares that we purchase. Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 8 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us pursuant to the tender offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN MAKING YOUR DECISION, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 2 AND SECTION 11.

If, at the expiration date, more than 1,900,000 shares are properly tendered and not properly withdrawn, subject to applicable law, we will buy shares:

•	first, from all holders of odd lots (holders of less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other shareholders who properly tender shares, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 1,900,000 shares from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are properly tendered. See Section 1, Section 5 and Section 6, respectively, for additional information concerning odd lot priority, proration and conditional tender procedures.

Section 13 of this Offer to Purchase describes the material United States federal income tax consequences of a sale of shares pursuant to the tender offer.

Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

As of May 25, 2007, we had issued and outstanding 6,261,109 shares of common stock. The 1,900,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 30% of the total number of shares of our common stock outstanding as of that date. Our common stock is listed and traded on the Nasdaq under the symbol “NSHA”. See Section 8. We publicly announced the tender offer on May 29, 2007. On May 25, 2007, the last trading day prior to the printing of this Offer to Purchase, the reported closing price of our common stock on the Nasdaq was $8.82. Tendering your shares pursuant to the tender offer, especially at the price determined in the tender offer, could result in your receiving less consideration per share than you could receive in an open market sale. We urge shareholders to obtain current market quotations for our common stock before deciding whether to tender their shares.

THE TENDER OFFER

1.	Terms of the Tender Offer.

General.  Upon the terms and subject to the conditions of the tender offer, we will purchase up to 1,900,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date of the tender offer, at a price of $10.50 per share, net to the seller in cash, after any applicable withholding taxes and without interest.

The term “expiration date” means 12:00 midnight, New York City time, on June 28, 2007, unless we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots (as defined in Section 1). The proration period and, except as described herein, withdrawal rights expire on the expiration date.

If:

•	we increase or decrease the price to be paid for shares pursuant to the tender offer, or

•	we decrease the number of shares being sought in the tender offer, and

•	the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 14, of any increase or decrease, then we will extend the tender offer until the expiration of ten business days after the date that we first publish notice of any such increase or decrease. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

We will purchase all shares that are properly tendered (and not properly withdrawn), all at the same purchase price per share, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices other than $10.50 per share and shares that we do not accept in the tender offer because of proration provisions or conditional tenders. Promptly after the expiration date and at our expense we will return to the tendering shareholders shares that we do not purchase in the tender offer.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 1,900,000 shares, we will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases.  Upon the terms and subject to the conditions of the tender offer, if more than 1,900,000 shares have been properly tendered and not properly withdrawn prior to the expiration date, we will purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by all holders of odd lots (as defined in Section 1) who:

•	tender all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

•	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, only if necessary to permit us to purchase 1,900,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

We may not purchase all of the shares that a shareholder tenders in the tender offer, even if such shares are properly tendered. It is also possible that we will not purchase any of the shares conditionally tendered, even though such shares were properly tendered.

Odd Lots.  For purposes of the tender offer, the term “odd lots” means all shares properly tendered prior to the expiration date and not properly withdrawn by any person who owns beneficially or of record an aggregate of fewer than 100 shares, referred to as an “odd lot” holder, and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, all shares owned beneficially or of record by the odd lot holder must be tendered in accordance with the procedures described in Section 3. As set forth above, we will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these shareholders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of such odd lot holder’s shares on the Nasdaq. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this Offer to Purchase, proration for each shareholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase (excluding odd lots) to the total number of shares properly tendered (and not properly withdrawn) by all shareholders (other than odd lot holders).

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers, dealers, commercial banks, trust companies or other nominees.

As described in Section 13, the number of shares that we will purchase from a shareholder under the tender offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender shares.

We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of shares, and we will furnish this Offer to Purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

We intend to purchase up to 1,900,000 shares of our common stock in the tender offer, representing approximately 30% of our outstanding shares as of May 25, 2007.

In determining to proceed with the tender offer, management and our Board have reviewed our strategic plan, our use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using our available financial resources. The Board considered, with the assistance of management, our capital structure, free cash flow, financial position and dividend policy, the anticipated cost and availability of financing and the then current and historical market prices of our common stock, as well as our operations, strategy and expectations for the future.

In determining the number of shares to purchase in the tender offer, the Board considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the then current and historical market prices of our shares, the availability and cost of financing such purchase, our desire for future financial flexibility and the attractiveness of the offer to our shareholders. The Board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

In considering the tender offer, our management and Board took into account the expected financial impact of the tender offer and the financing of the tender offer.

Based on the foregoing, the Board has determined that the tender offer is a prudent use of our financial resources and an effective means of providing value to our shareholders. In particular, the Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares. The tender offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, shareholders who do not participate in the tender offer automatically will increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The tender offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in Nasdaq transactions.

Neither we nor our Board of Directors nor the dealer manager, the depositary or the information agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer.

Potential Benefits of the Tender Offer.  We believe that the tender offer will further leverage our capital structure, making possible improved diluted net income per share for our continuing shareholders if we are successful in improving our operating results. We also believe that if we complete the tender offer, we will return cash to our shareholders who elect to receive a return of capital, while shareholders who do not tender, or who tender only a portion of their shares, will increase their percentage ownership in our shares.

Potential Risks and Disadvantages of the Tender Offer.  The tender offer, if completed, also presents some potential risks and disadvantages to us and our continuing shareholders, including:

•	leaving us with higher levels of indebtedness (because we will incur indebtedness in the amount of up to $19,950,000 to finance the purchase of shares that are tendered and we will incur additional indebtedness to finance the costs and expenses associated with the tender offer), which could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively affect our liquidity during periods of increased capital spending or operating expenses. Higher leverage also could reduce diluted net income per share for our continuing shareholders if we are unsuccessful in improving our operating results. There can be no assurance that we will be able to raise debt or equity financing in the future; and

•	reducing our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets. This reduction in our public float could result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the tender offer.

Certain Effects of the Tender Offer.  Shareholders who do not tender their shares pursuant to the tender offer and shareholders who otherwise retain an equity interest in Nashua as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Nashua. As a result, such shareholders will realize a proportionate increase in their relative equity interest in Nashua and thus, in our future earnings and assets, if any, and will continue to bear the attendant risks and rewards associated with owning our equity securities, including risks resulting from our purchase of shares (including the risk of increased leverage). Shareholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a price higher or lower than the purchase price offered by us in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares acquired pursuant to the tender offer will revert to the status of authorized but unissued shares, in accordance with applicable law, and will no longer be available for issuance without further action of the Board (or the shareholders, as required by applicable law or the rules of the Nasdaq or any securities exchange on which the shares may then be listed).

Because our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer, the acquisition of shares pursuant to the tender offer will increase the proportional holdings of our directors and executive officers. See Section 11. However, after the termination or expiration of the tender offer, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price selected by us to be paid to our shareholders in the tender offer.

After the tender offer is completed, we believe that our expected cash flow from operations and access to funding to meet our cash needs for normal operations and anticipated capital expenditures will be sufficient. However, our actual experience may differ significantly from our expectations, and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its shareholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources.

We have the authority to and may make stock repurchases from time to time in the open market and/or in private transactions. Whether or not we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders than the terms of the tender offer. Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

Our acquisition of common stock in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. However, even if all 1,900,000 shares are purchased in the tender offer, approximately 4,361,109 shares will remain outstanding. Based upon current Nasdaq guidelines, we do not believe that our purchase of shares in the tender offer will cause our remaining shares of common stock to be delisted from the Nasdaq.

Our shares currently are “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using our common stock as collateral. We believe that, following the purchase of shares pursuant to the tender offer, our common stock will continue to be classified as “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act.

With the exception of this tender offer, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our capitalization, indebtedness, corporate structure or business;

•	any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	our ceasing to be authorized to be quoted on the Nasdaq;

•	our common stock becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our articles of organization, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For shareholders to properly tender shares pursuant to the tender offer:

•	the depositary must receive, at one of the depositary’s addresses set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message” in the case of a book-entry transfer and any other documents required by the Letter of Transmittal, before the tender offer expires; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has established an earlier deadline for you to act to instruct such nominee to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out its applicable deadline.

Odd lot holders who tender all of their shares must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

We urge shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through such entities and not directly to the depositary.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in an acceptable medallion guarantee program, which would include most banks, savings and loan associations and brokerage houses. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by the registered holder(s) of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of an acceptable medallion guarantee program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

We will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery.  The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either:

•	a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the depositary at one of its addresses set forth on the back cover page of this document before the expiration date; or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant.

Company Stock Option Plans.  We are not offering, as part of the tender offer, to purchase any of the options outstanding under our stock option plans, and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An option holder who wants to tender the shares such option holder would receive upon proper exercise of an option would have to exercise the option and then tender the actual shares. An exercise of an option cannot be revoked, even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason. Therefore, holders of vested but unexercised options should evaluate this Offer to Purchase and the related Letter of Transmittal carefully to determine whether participation in the tender offer would be advantageous to them based on their stock option exercise prices, the date(s) of their stock option grants and the time remaining to exercise their options, the tender price and the provisions for odd lot priority, conditional tender and proration described in Section 1. We strongly encourage each of those holders to discuss the tender offer with his or her tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Nashua Corporation Employees’ Savings Plan.  Participants in the Nashua Corporation Employees’ Savings Plan may not use the Letter of Transmittal to direct the tender of shares held under that plan, but must use the appropriate separate election form sent to them from the plan administrator.

United States Federal Backup Withholding Tax.  Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee (i) provides his or her taxpayer identification number (i.e., employer identification number or social security number) to the depositary and certifies that such number is correct and that such shareholder is not subject to backup withholding; or (ii) establishes that an exemption from withholding otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included with the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status. Tendering shareholders can obtain such statements from the depositary. See Instruction 11 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the tender offer.

Gross proceeds payable pursuant to the tender offer to a foreign shareholder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a “foreign shareholder” is defined in Section 13.

A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the depositary, before the payment is made, a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary a properly executed IRS Form W-8ECI claiming such exemption. Tendering shareholders can obtain such IRS forms from the depositary. See Instruction 11 of the Letter of Transmittal. We urge foreign shareholders to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 13.

Guaranteed Delivery.  If a shareholder desires to tender shares under the tender offer but the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the depositary before the expiration date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shareholder nevertheless may tender the shares, provided that the shareholder satisfies all of the following conditions:

•	the shareholder makes the tender by or through an eligible guarantor institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, including (where required) a guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the depositary receives within three Nasdaq trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery, the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Return of Unpurchased Shares.  The depositary will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or the proper withdrawal of the tender of such shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares that we will accept, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right, subject to applicable law, to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the tender offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the shareholder cures, or we waive, all defects or irregularities. None of us, the depositary, the information agent, the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Shareholder’s Representation and Warranty; Nashua’s Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that:

•	the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer.

Lost or Destroyed Certificates.  Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, for instructions as to how to obtain a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. The shareholder may have to post a bond to secure against the risk that the share certificate subsequently may emerge. We urge shareholders to contact American Stock Transfer & Trust Company immediately in order to permit timely processing of this documentation.

Shareholders must deliver share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other required documents to the depositary and not to us, the information agent or the dealer manager. None of us, the information agent or the dealer manager will forward any such documents to the depositary, and delivery to us, the information agent or the dealer manager will not constitute a valid tender of shares.

4.	Withdrawal Rights.

Shareholders may withdraw shares tendered under the tender offer, at any time prior to the expiration date, according to the procedures described below. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 12:00 midnight, New York City time, on June 28, 2007, unless such tendered shares have been previously accepted for payment as provided in this document.

For a withdrawal to be effective, the depositary must timely receive a written notice of withdrawal at one of the depositary’s addresses set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares that the shareholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If a shareholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and such determination will be final and binding on all parties. None of us, the depositary, the information agent, the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

A shareholder may not rescind a withdrawal, and we will deem any shares that a shareholder properly withdraws not properly tendered for purposes of the tender offer, unless the shareholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and shareholders may not withdraw these shares except to the extent tendering shareholders are entitled to withdrawal rights pursuant to applicable law and as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will accept for payment and pay the purchase price for, and thereby purchase, up to 1,900,000 shares properly tendered and not properly withdrawn prior to the expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price of $10.50 per share for 1,900,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn.

We will pay for shares that we purchase pursuant to the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration, and we do not expect to commence payment for shares purchased, until at least five business days after the expiration date. Under no circumstances will we pay interest on the purchase price regardless of any delay in making the payment. Shares tendered and not purchased, including all shares tendered that we do not accept for purchase due to proration or conditional tenders, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. If certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder;

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares; or

•	tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the Letter of Transmittal.

Any tendering shareholder or other payee that fails to complete fully, sign and return to the depositary the Substitute Form W-9 (or such other IRS form as may be applicable) included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding on the gross proceeds paid to the shareholder or other payee under the tender offer. See Section 3. Also, see Section 3 regarding United States federal income tax consequences for foreign shareholders.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the United States federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that we must purchase a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal, if we purchase any shares tendered. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and indicate the minimum number of shares that we must purchase, if we purchase any shares. See Section 13.

After the expiration date, if more than 1,900,000 shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any shareholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be promptly returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining properly tendered shares, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 1,900,000 shares, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and we will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if, at any time on or after May 29, 2007, and before the expiration of the tender offer, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (except to the extent that such circumstances arise out of our action or omission), make it inadvisable to proceed with the tender offer or with acceptance for payment:

•	there has been instituted or been pending or we have received notice of any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

¢	challenges or seeks to challenge, restrain, prohibit or delay the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer; or

¢	in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), assets, income or operations of us or any of our subsidiaries, or otherwise materially impair the contemplated benefits of the tender offer as described in Section 2;

•	there is any action pending or of which we have received notice, or there has been any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

¢	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer;

¢	materially delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the shares;

¢	materially impair the contemplated benefits of the tender offer to us; or

¢	materially and adversely affect the business, condition (financial or otherwise), assets, income or operations of us or our subsidiaries, or otherwise materially impair the contemplated future conduct of the business of us or any of our subsidiaries;

•	there shall have occurred:

¢	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

¢	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

¢	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

¢	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism;

¢	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any disruption or adverse change or other event in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the United States;

¢	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or otherwise), assets, income or operations of us or our subsidiaries or on the trading of the shares, or on the benefits of the tender offer to us as described in Section 2;

¢	any decrease by more than 15% in the market price of the shares or the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index, measured from the close of business on May 29, 2007; or

¢	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

•	a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries or affiliates shall have been proposed, announced or made by any person, entity or group;

•	any of the following shall have occurred:

¢	any “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 29, 2007);

¢	any entity, group or person that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 29, 2007, with respect to our shares shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares; or

¢	any entity, group or person shall have filed after May 29, 2007, a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement indicating an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any change or combination of changes (or condition, event or development involving a prospective change) has occurred in the business, condition (financial or otherwise), assets, income, operations or stock ownership of us or any of our subsidiaries, that in our judgment is or may reasonably be likely to be material and adverse to us or any of our subsidiaries, or the benefits of the tender offer to us;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer has not been obtained on terms satisfactory to us in our reasonable judgment;

•	we reasonably determine that the completion of the tender offer and the purchase of the shares may:

¢	cause the shares to be held of record by fewer than 300 persons; or

¢	cause the shares to be delisted from the Nasdaq or to be eligible for deregistration under the Exchange Act; or

•	we have insufficient cash on hand and there are insufficient funds available under our Second Amended and Restated Credit Agreement with LaSalle Bank National Association and Bank of America to repurchase the shares tendered pursuant to the tender offer.

The foregoing conditions are for our sole benefit, may be asserted by us regardless of the circumstances giving rise to any of these conditions (except to the extent that such circumstances arise out of our action or omission) and may be waived by us, in whole or in part, at any time and from time to time, before the expiration of the tender offer, in our sole discretion. Our failure, at any time, to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, and each of these rights will be deemed an ongoing right that may be asserted at any time and from time to time before the expiration of the tender offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends; Prior Issuer Purchases.

Our common stock is listed and traded on the Nasdaq under the trading symbol “NSHA.” The following table sets forth the high and low sales prices for our common stock (as reported by the Nasdaq based on published financial sources) for, and the cash dividends declared on our common stock during, each of the quarterly periods presented.

			Dividend
	High	Low	Paid

Fiscal Year 2007			—
Second Quarter (through May 25, 2007)	$9.60	$8.22	—
First Quarter	9.38	7.27	—
Fiscal Year 2006 (ending December 31, 2006)
Fourth Quarter	8.48	5.96	—
Third Quarter	7.50	5.70	—
Second Quarter	10.29	6.70	—
First Quarter	8.62	6.20	—
Fiscal Year 2005 (ending December 31, 2005)
Fourth Quarter	8.01	5.50	—
Third Quarter	9.39	5.75	—
Second Quarter	9.75	8.40	—
First Quarter	11.95	8.47	—

Dividends.  Our ability to pay dividends is restricted under the provisions of our Second Amended and Restated Credit Agreement with LaSalle Bank National Association and Bank of America, which allows us to use cash for dividends to the extent that the availability under the line of credit exceeds $3,000,000. We did not declare or pay a cash dividend on our common stock in 2007, 2006 or 2005.

Issuer Stock Purchases.

The following table provides information about purchases by us of our common stock during the past two years:

	Total Number of	Range of	Average Price
Quarter	Shares Purchased	Prices Paid	Paid per Share

First Quarter 2007	100,000	$8.00	$8.00
Fourth Quarter 2006	15,429	$6.76 - $8.00	$7.11

Recent Market Price.  We publicly announced the tender offer on May 29, 2007. On May 25, 2007, the last trading day prior to printing of the tender offer, the reported closing price per share of our common stock on the Nasdaq was $8.82. Tendering your shares pursuant to the tender offer, especially at the offering price in the tender offer, could result in your receiving less consideration per share than you could receive in an open market sale. Accordingly, we urge shareholders to obtain current market quotations for our shares before deciding whether to tender their shares.

Shareholders of Record.  As of May 25, 2007, there were 1,004 shareholders of record of our common stock, according to information furnished by our stock transfer agent and registrar, American Stock Transfer & Trust Company. Several brokerage firms, commercial banks, trusts companies and other institutions (“nominees”) are listed once on the shareholders of record listing. However, in most cases, such nominees’ holdings represent blocks of our stock held in brokerage accounts for a number of individual shareholders. Thus, our actual number of shareholders is difficult to estimate with precision, but that number is likely to be higher than the number of registered shareholders of record.

9.	Source and Amount of Funds.

Assuming we purchase 1,900,000 shares pursuant to the tender offer at a price of $10.50 per share, we expect that the aggregate Purchase Price including all related fees and expenses will be approximately $20,300,000. We expect to fund the purchase of shares tendered in the offer and the payment of related fees and expenses from cash on hand and/or borrowings under the credit facilities described below.

On May 23, 2007, we entered into the Second Amended and Restated Credit Agreement with LaSalle Bank National Association and Bank of America (the “Credit Agreement”). The terms of the Credit Agreement are set forth in the documents filed with the Securities and Exchange Commission.

The Credit Agreement provides for a $10,000,000 term loan that matures on March 30, 2012. Quarterly payments of $625,000 on the term loan commence on June 30, 2008. The Credit Agreement also provides for a $28,000,000 revolving loan commitment that matures on March 30, 2012.

The availability of revolving loans under the Credit Agreement is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein.

The Credit Agreement and related documents include representations and warranties, covenants and events of default, including requirements that we observe and maintain covenants, including a fixed charge coverage ratio and a funded debt to adjusted EBITDA ratio, and limitations on capital expenditures, other debt, liens, dividend payments and mergers, consolidations, acquisitions and sales of assets.

Loans under the Credit Agreement will bear interest at our option at the prime rate or LIBOR plus incremental basis points depending on the ratio of EBITDA to total funded bank debt. The LIBOR rate ranges from LIBOR plus 1.25% to LIBOR plus 2.0%.

Fees for letters of credit under the revolving credit facility will accrue at a rate of 1.25% on outstanding balances.

In addition to the above fees, we will pay a commitment fee on the daily unused amount of the revolving credit facility calculated based on a rate that ranges between 0.25% and 0.375% depending on the ratio of EBITDA to total funded bank debt.

Assuming that we purchase 1,900,000 shares pursuant to the offering at a price of $10.50 per share, we expect to utilize all of the $10,000,000 proceeds from the term loan and approximately $10,300,000 of the proceeds from the revolving line of credit to purchase shares in the tender offer and to pay for related fees and expenses. We anticipate that we will use the remaining funds available under the revolving credit facility for general corporate purposes. We anticipate that amounts borrowed under the Credit Agreement will be repaid from internally generated funds.

We do not have any alternative financing plans or alternative financing arrangements.

10.	Certain Information About Nashua.

General.  Nashua is a manufacturer, converter and marketer of labels and specialty papers. Our primary products include thermal and other coated papers, wide-format papers, pressure-sensitive labels, tags, and transaction and financial receipts.

Nashua is incorporated in Massachusetts. Our principal executive offices are located at 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063, and our telephone number is (603) 880-2323. Our Internet address is www.nashua.com. Copies of our reports, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act can all be accessed from our website free of charge and immediately after filing with the Securities and Exchange Commission. We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be read and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange

Commission maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

Recent Developments

On March 30, 2006, we entered into an Amended and Restated Credit Agreement with LaSalle Bank National Association and the lenders party thereto (the “Restated Credit Agreement”), to amend and restate in its entirety our Credit Agreement, dated March 1, 2002, as amended (the “Original Credit Agreement”). The Restated Credit Agreement extended the term of the credit facility under the Original Credit Agreement to March 31, 2009, and provided for a revolving credit facility of $35,000,000, including a $5,000,000 sublimit for the issuance of letters of credit, and a $2,840,000 secured letter of credit that will continue to support Industrial Development Revenue Bonds issued by the Industrial Development Board of the City of Jefferson City, Tennessee.

On March 31, 2006, we discontinued our toner and developer business in our Imaging Supplies segment. All information related to the toner and developer business is classified as discontinued operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

On May 4, 2006, Thomas G. Brooker succeeded Andrew B. Albert as Chief Executive Officer and President. Mr. Albert continues to serve as a director and remained employed by us as Chairman of the Board of Directors, until January 1, 2007, when Mr. Albert became a non-executive employee and an advisor to our Chief Executive Officer. Mr. Albert will also continue to serve, at the pleasure of our Board of Directors, as its non-executive Chairman.

On November 6, 2006, our Board of Directors authorized the repurchase of up to 500,000 shares of our common stock from time to time on the open market or in privately negotiated transactions.

On November 17, 2006, we sold our real estate located in Nashua, New Hampshire, for a purchase price of $2,000,000. On November 26, 2006, we sold our property in Merrimack, New Hampshire, to Equity Industrial Partners Corp. for a purchase price of $18,500,000, subject to certain adjustments specified in a purchase and sale agreement. We subsequently leased approximately 156,000 square feet of the Merrimack, New Hampshire, real estate for continued use by our Specialty Paper Products segment.

On January 12, 2007, we entered into a First Amendment to our Restated Credit Agreement (the “Amendment”). The Amendment provided for a reduction in the loans and letters of credit available under the credit facility from the aggregate principal or face amount of $35,000,000 at any time outstanding to the aggregate principal or face amount of $20,000,000 at any time outstanding.

On May 23, 2007, we entered into the Second Amended and Restated Credit Agreement, which provides for an increase in the revolving credit facility from $20,000,000 to $28,000,000 and provides a term loan of $10,000,000. Quarterly installments of $625,000 for the repayment of the term loan commence on June 30, 2008. The agreement extends the term of the revolving line of credit and term credit facility to March 30, 2012. Pursuant to the Second Amended and Restated Credit Agreement, all other terms of the Restated Credit Agreement remain unchanged.

Certain Financial Information

We incorporate by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and we incorporate by reference the financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2007.

Set forth below are our condensed unaudited pro forma balance sheets, statements of income and ratio of earnings to fixed charges.

The unaudited pro forma consolidated balance sheet as of March 30, 2007, gives effect to new debt proceeds totaling approximately $20,000,000 and the application of the estimated proceeds, net of finance charges and expenses of approximately $300,000, to the purchase of 1,900,000 of our shares assuming a price of $10.50 per share, as if such transactions had been completed as of March 30, 2007.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2006 gives effect to the receipt of the new debt proceeds, net of finance charges and expenses, as if all such transactions had been completed as of January 1, 2006. The unaudited pro forma consolidated statement of income for the three months ended March 30, 2007, gives effect to the receipt of the new debt proceeds, net of finance charges and expenses, as if all such transactions had been completed as of January 1, 2007.

Additionally, the unaudited pro forma ratio of earnings to fixed charges reflects the year ended December 31, 2006, and the three months ended March 30, 2007, both using financial information as reported and giving effect to the receipt of the new debt proceeds, net of finance charges and expenses, as if all such transactions had been completed as of January 1, 2006, and January 1, 2007, respectively.

NASHUA CORPORATION AND SUBSIDIARIES

CONDENSED UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	March 30, 2007
		Pro Forma
	As Reported	Adjustments		Pro Forma
	(In thousands, except per share data
	and information in footnotes)

ASSETS
Current assets:
Cash and equivalents	$1,270	$(450	)(a)	$820
Accounts receivable	27,392			27,392
Inventories
Raw materials	12,138			12,138
Work in process	2,648			2,648
Finished goods	10,812			10,812

	25,598			25,598
Other current assets	2,733			2,733

Total current assets	56,993	(450)		56,543
Plant and equipment	70,688			70,688
Accumulated depreciation	(45,143)			(45,143)

	25,545			25,545
Goodwill	31,516			31,516
Intangible assets, net of amortization	519			519
Loans to related parties	1,071			1,071
Other assets	11,676	65	(b)	11,741

Total assets	$127,320	$(385)		$126,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,682			$15,682
Accrued expenses	9,625			9,625
Current maturities of long-term debt	—			—
Current maturities of notes payable to related parties	83			83

Total current liabilities	25,390			25,390
Long-term debt	3,800	19,950	(c)	23,750
Notes payable to related parties	264			264
Other long-term liabilities	28,573			28,573

Total long-term liabilities	32,637	19,950		52,587
Shareholders’ equity
Common stock	6,257	(1,900	)(d)	4,357
Additional paid-in capital	16,128	(4,898	)(d)	11,230
Retained earnings	61,581	(13,537	)(d)	48,044
Accumulated other comprehensive loss:
Minimum pension liability adjustment, net of tax	(14,673)			(14,673)

	69,293	(20,335)		48,958

Total liabilities and shareholders’ equity	$127,320	$(385)		$126,935

Book value per share	$11.07			$11.24

(a)	Reflects the payment of financing costs ($155,000) and costs of tender offer ($295,000).

(b)	Reflects the capitalization of $155,000 in new debt financing costs, and the write-off of unamortized debt costs from previous agreement ($90,000).

(c)	Reflects borrowing under new credit agreement.

(d)	Reflects the purchase of 1,900,000 shares of common stock assuming a maximum price of $10.50 per share plus $295,000 of expenses and write-off of unamortized debt costs of ($90,000).

NASHUA CORPORATION AND SUBSIDIARIES

CONDENSED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended March 30, 2007
		Pro Forma
	As Reported	Adjustments		Pro Forma
	(In thousands, except per share data)

Net sales	$65,169			$65,169
Cost of products sold	53,718			53,718

Gross margin	11,451			11,451
Selling, distribution, general and administrative expenses	10,066			10,066
Research and development expenses	274			274
Loss from equity investment	71			71
Interest expense, net	112	$490	(a)	602
Other income	(168)			(168)

Income from continuing operations before income taxes	1,096	(490)		606
Provision for income taxes	459	(196	)(b)	263

Income from continuing operations	637	(294)		343
Income from discontinued operations, net of taxes	289	—		289

Net income	$926	$(294)		$632

Per share amounts:
Income from continuing operations per common share	$0.10			$0.08
Income from discontinued operations per common share	0.05			0.07

Net income per common share	$0.15			$0.15

Income from continuing operations per common share — assuming dilution	$0.10			$0.08
Income from discontinued operations per common share — assuming dilution	0.05			0.07

Net income per common share — assuming dilution	$0.15			$0.15

Average shares outstanding:
Common shares	6,140	(1,900	)(c)	4,240
Common shares — assuming dilution	6,199	(1,900	)(c)	4,299

(a)	Reflects the additional interest expense at a weighted average rate of 8 percent and write-off of debt cost amortization costs if all such transactions had been completed as of January 1, 2007.

(b)	Reflects tax benefit of interest expense.

(c)	Reflects shares purchased under tender offer if such transaction had been completed as of January 1, 2007.

NASHUA CORPORATION AND SUBSIDIARIES

CONDENSED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2006
		Pro Forma
	As Reported	Adjustments		Pro Forma
	(In thousands, except per share data)

Net sales	$269,043			$269,043
Cost of products sold	228,389			228,389

Gross margin	40,654			40,654
Selling and distribution expenses	23,894			23,894
General and administrative expenses	19,085			19,085
Research and development expenses	644			644
Net loss on curtailment of pension and postretirement plans	580			580
Loss from equity investment	440			440
Gain on sale of real estate	(8,976)			(8,976)
Impairment of intangible assets	565			565
Interest expense	1,511	$1,469	(a)	2,980
Other income	(1,181)			(1,181)

Income from continuing operations before income taxes	4,092	(1,469)		2,623
Provision for income taxes	2,086	(588	)(b)	1,498

Income from continuing operations	2,006	(881)		1,125
Income from discontinued operations, net of taxes	1,593	—		1,593

Net income	$3,599	$(881)		$2,718

Per share amounts:
Income from continuing operations per common share	$0.32			$0.26
Income from discontinued operations per common share	0.26			0.38

Net income per common share	$0.58			$0.64

Income from continuing operations per common share — assuming dilution	$0.32			$0.26
Income from discontinued operations per common share — assuming dilution	0.26			0.37

Net income per common share — assuming dilution	$0.58			$0.63

Average shares outstanding:
Common shares	6,140	(1,900	)(c)	4,240
Common shares — assuming dilution	6,194	(1,900	)(c)	4,294

(a)	Reflects the additional interest expense at a weighted average rate of 6.9 percent and write-off of debt cost amortization costs if all such transactions had been completed as of January 1, 2006.

(b)	Reflects tax benefit of interest expense.

(c)	Reflects shares purchased under tender offer if such transaction had been completed as of January 1, 2007.

NASHUA CORPORATION AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended		For the Three Months Ended
	December 31, 2005	December 31, 2006	March 31, 2006	March 30, 2007

Historical (unaudited)	1.77	4.00	*	11.42
Pro forma (unaudited)		2.03		2.12

*	For the three months ended March 31, 2006, earnings were inadequate to cover fixed charges. The earnings coverage deficiency was $934,000.

Where You Can Find More Information.  We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed electronically with the SEC an Issuer Tender Offer Statement on Schedule TO that includes additional information with respect to the tender offer. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, N. E., Washington, D.C. 20549. These reports, statements and other information concerning us also can be inspected at the offices of the Nasdaq, One Liberty Plaza, 165 Broadway, New York, New York 10006.

Incorporation by Reference.  The SEC’s rules allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-05492)	Period or Date (If Applicable)	Date Filed with SEC

Annual Report on Form 10-K	Year Ended December 31, 2006	March 26, 2007
Definitive Proxy Statement		March 27, 2007
Current Report on Form 8-K	April 19, 2007	April 24, 2007
Current Report on Form 8-K	April 30, 2007	May 1, 2007
Quarterly Report on Form 10-Q	Quarter Ended March 30, 2007	May 4, 2007
Current Report on Form 8-K	May 23, 2007	May 29, 2007

We incorporate by reference the documents listed above. Additionally, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase by filing an amendment to the Schedule TO for such purpose. Nothing in this Offer to Purchase shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of any Current Report on Form 8-K. In addition, any document or statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, any document filed herewith or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063. Please be sure to include your complete name and address in the request.

11.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning Shares.

As of May 25, 2007, we had 6,261,109 shares outstanding (not including 178,719 shares reserved for issuance and not yet issued under various equity compensation plans). The 1,900,000 shares we are offering to purchase under the tender offer represent approximately 30% of the total shares outstanding as of that date (or approximately 30% of the shares on a diluted basis, assuming the exercise of all outstanding vested stock options).

To the best of our knowledge, the following table sets forth certain information regarding the beneficial ownership of our common stock as of May 25, 2007, for all of our executive officers, directors and all directors and executive officers as a group.

		Shares
		Beneficially		Percent
Name	Position	Owned(1)		of Class

Thomas G. Brooker	President and Chief Executive Officer	104,086	(1)(2)	1.7%
John L. Patenaude	Vice President-Finance, Chief	106,219	(1)(3)(4)	1.7%
	Financial Officer and Treasurer
Margaret M. Callan	Corporate Controller	3,154	(3)(4)	*
W. Todd McKeown	Vice President, Sales and Marketing	15,000	(1)	*
Thomas M. Kubis	Vice President, Operations	21,017	(1)(4)	*
Michael D. Travis	Vice President, Marketing	12,737	(1)(4)(7)	*
Donald A. Granholm	Vice President, Supply Chain	7,587	(1)(4)	*
	Management
Andrew B. Albert	Chairman of the Board	335,002	(1)(3)(4)	5.4%
L. Scott Barnard	Director	15,000	(3)	*
Avrum Gray	Director	99,418	(3)(5)	1.6%
Michael T. Leatherman	Director	100		*
George R. Mrkonic, Jr.	Director	28,702	(3)	*
Mark E. Schwarz	Director	1,075,079	(3)(6)	17.2%
Directors and Executive Officers as a group (13 persons)		1,823,101	(3)(4)(8)	29.1%

*	Less than 1%

(1)	Includes shares of restricted stock that will vest upon achievement of certain target average closing prices of our common stock over the 40 consecutive trading day period that ends on the third anniversary of the date of grant.

	Number of
Name	Restricted Shares	Date of Grant

Mr. Brooker	40,000	May 4, 2006
Mr. Patenaude	26,000	June 15, 2004
Mr. McKeown	15,000	September 1, 2006
Mr. Kubis	15,000	September 1, 2006
Mr. Travis	10,000	October 3, 2006
Mr. Granholm	5,000	October 3, 2006
Mr. Albert	54,000	June 15, 2004

The terms of the restricted stock provide that 33% of such shares will vest if the 40-day average closing price of at least $13.00 but less than $14.00 is achieved, 66% of such shares will vest if the 40-day average closing price of at least $14.00 but less than $15.00 is achieved, and 100% of such shares will vest if the 40-day average closing price of $15.00 or greater is achieved. The restricted shares vest upon a change in control if the share price at the date of a change in control exceeds $13.00. Shares of restricted stock are forfeited if the specified closing prices of our common stock are not met.

(2)	Includes 3,431 shares of restricted stock granted on March 2, 2007. The restricted stock will vest annually in three equal installments on the first, second and third anniversaries of the date of grant.

(3)	Includes shares that may be acquired through stock options that are currently exercisable:

Mr. Patenaude	67,000
Ms. Callan	3,000
Mr. Albert	106,000
Mr. Barnard	10,000
Mr. Gray	12,700
Mr. Mrkonic	12,700
Mr. Schwarz	7,700
Directors and Executive Officers as a Group	219,100

(4)	Includes shares held in trust under the Nashua Corporation Employees’ Savings Plan under which participating employees have voting power as to the shares in their respective accounts:

Mr. Patenaude	11,469
Ms. Callan	154
Mr. Kubis	6,017
Mr. Travis	2,537
Mr. Granholm	587
Mr. Albert	2
Directors and Executive Officers as a Group	20,766

(5)	Includes 14,000 shares held by GF Limited Partnership in which Mr. Gray is a general partner and 10,967 shares held by AVG Limited Partnership in which Mr. Gray is a general partner. Mr. Gray disclaims beneficial ownership of these shares. Also includes 53,749 shares held by JYG Limited Partnership in which Mr. Gray’s spouse is a general partner. Mr. Gray disclaims beneficial ownership of these shares.

(6)	Includes 1,062,577 shares beneficially owned by Newcastle Partners, L.P., Newcastle Capital Group, L.L.C., Newcastle Capital Management, L.P., and Mark Schwarz. Newcastle Capital Management, L.P., is the general partner of Newcastle Partners, L.P. Newcastle Capital Group, L.L.C., is the general partner of Newcastle Capital Management, L.P., and Mr. Schwarz is the managing member of Newcastle Capital Group, L.L.C. Also includes 4,802 shares held directly by Mr. Schwarz.

(7)	Includes 200 shares Mr. Travis holds as custodian for his children.

(8)	Includes 168,431 shares of restricted stock.

To the best of our knowledge, the following table sets forth certain information regarding the beneficial ownership of our common stock by each person known to us to own beneficially more than 10% of the outstanding shares of our common stock:

	Amount and	Percent of
	Nature of Beneficial	Common Stock
Name and Address of Beneficial Owner	Ownership	Outstanding

Gabelli Funds, LLC/GAMCO Asset Management Inc./	1,421,510	22.7%
Gabelli Advisers, Inc./MJG Associates, Inc./GGCP, Inc./GAMCO Investors, Inc./Mario J. Gabelli(1) One Corporate Center, Rye, NY 10580
Newcastle Partners, L.P./Newcastle Capital Group, L.L.C./	1,075,079	17.2%
Newcastle Capital Management, L.P./Mark E. Schwarz(2) 200 Crescent Court, Suite 1400, Dallas, TX 75201

(1)	Information is based on a Schedule 13D (Amendment No. 36), dated December 18, 2006, as filed with the Securities and Exchange Commission. Gabelli Funds, LLC, is reported to beneficially own 465,400 shares for which it has sole voting power and sole dispositive power. GAMCO Asset Management Inc. is reported to own 903,110 shares, for which it has sole voting power as to 883,110 shares and sole dispositive power as to 903,110 shares. Gabelli Advisers, Inc., is reported to own 41,000 shares for which it has sole voting power and sole dispositive power. MJG Associates, Inc., is reported to own 12,000 shares for which it has sole voting power and sole dispositive power. Mr. Gabelli is deemed to beneficially own 1,421,510 shares.

(2)	Information is based on a Schedule 13D (Amendment No. 5), dated August 30, 2006, as filed with the Securities and Exchange Commission. Newcastle Partners, L.P., is reported to beneficially own 1,062,577 shares for which it has sole voting power and sole dispositive power. Newcastle Capital Management, L.P., as the general partner of Newcastle Partners, L.P., and Newcastle Capital Group, L.L.C., as the general partner of Newcastle Capital Management, L.P., may each be deemed to beneficially own the 1,062,577 shares beneficially owned by Newcastle Partners, L.P. Mr. Schwarz, as the managing member of Newcastle Capital Group, L.L.C., may be deemed to beneficially own 1,062,577 shares for which he has sole voting power and sole dispositive power. The share information in the table above includes 4,802 shares owned directly by Mr. Schwarz and 7,700 shares Mr. Schwarz has a right to acquire through stock options that are currently exercisable.

Although our directors and executive officers would be entitled to participate in the tender offer on the same basis as all other shareholders, all of our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

Based on our records and information provided to us by our directors, executive officers and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or subsidiaries, has effected any transactions in shares during the 60-day period prior to the date of this document, except as set forth below:

•	customary and ongoing purchases of shares through automatic payroll contributions to the Nashua Corporation Employees’ Savings Plan; and

•	purchase of 1,551 shares by Mr. Kubis in his Employees’ Savings Plan on March 22, 2007.

Certain Contracts, Arrangements and Understandings.

Except as otherwise described in this document, none of Nashua or any person controlling us or, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Equity Compensation Plans.

We currently have four stock compensation plans: the 1996 Stock Incentive Plan (the “1996 Plan”), the 1999 Shareholder Value Plan (the “1999 Plan”), the 2004 Value Creation Incentive Plan (the “2004 Plan”), and the 2007 Value Creation Incentive Plan (the “2007 Plan”). The plans are administered by the Leadership and Compensation Committee of our Board of Directors. The Leadership and Compensation Committee has the discretion to determine when awards are made, which individuals are granted awards, the number of shares subject to each award and all other relevant terms of the awards.

Awards may no longer be granted under the 1996 Plan, which expired on June 13, 2006. As of May 25, 2007, there were 108,600 shares of restricted stock and options to purchase 265,850 shares of common stock outstanding under the 1996 Plan.

Under the 1999 Plan, 600,000 shares are authorized for grants of stock options, restricted stock awards and other stock-based awards. As of May 25, 2007, 13,431 shares of restricted stock and options to purchase 265,850 shares of common stock are outstanding, and 18,719 shares are available for future awards. The 1999 Plan expires on April 30, 2009.

Awards may no longer be granted under the 2004 Plan, which expired on May 4, 2007. As of May 25, 2007, there were 147,673 shares of restricted stock outstanding under the 2004 Plan.

Under the 2007 Plan, 160,000 shares are authorized for awards of restricted stock. As of May 25, 2007, no grants had been made under the 2007 Plan.

Stock options outstanding under our stock compensation plans are all currently exercisable.

Restrictions on restricted stock granted under the four stock compensation plans lapse either (i) based on the achievement of certain target average closing prices of our common stock over the 40 consecutive trading day period that ends on the third anniversary of the date of grant, or (ii) 33 1/3% per year on each of the three anniversary dates following the date of grant.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, whether domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we would seek that approval or other action where practicable within the time period contemplated by the tender offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to other conditions. See Section 7.

13.	Material United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed United States Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities, foreign currencies or commodities, traders in securities that elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial holder of shares that for United States federal income tax purposes is (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and as to which one or more United States persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has validly elected under applicable Treasury regulations to continue to be treated as a United States person.

Holders of shares that are not United States holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a limited liability company or partnership holds shares, the United States federal income tax treatment of a member or partner will generally depend upon the status of the member or partner and the activities of the limited liability company or partnership. Members of limited liability companies holding shares and partners of partnerships holding shares should consult their tax advisors.

We urge shareholders to consult their tax advisors to determine the federal, state, local, foreign and other tax consequences to them of the tender offer in light of each shareholder’s particular circumstances.

Non-Participation in the Tender Offer.  Holders of shares who do not participate in the tender offer will not incur any United States federal income tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer.  An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder that participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us with respect to our stock.

Sale or Exchange Treatment.  Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange:

•	results in a “complete termination” of all such Holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to such Holder; or

•	is “not essentially equivalent to a dividend” with respect to such Holder.

In applying the Section 302 tests, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that, in the case of a “complete termination”, a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option.

An exchange of shares for cash will be a “substantially disproportionate redemption” with respect to a Holder if (A) the percentage of our outstanding voting stock that the Holder actually and constructively owns after the redemption (treating as not outstanding all stock purchased by us pursuant to the tender offer) is less than 80% of the percentage of our outstanding voting stock that the Holder owned immediately before the exchange (treating as outstanding all stock purchased by us pursuant to the tender offer), (B) the percentage of our outstanding common stock that the Holder actually and constructively owns after the redemption (treating as not outstanding all stock purchased by us pursuant to the tender offer) is less than 80% of the percentage of our outstanding common stock that the Holder owned immediately before the exchange (treating as outstanding all stock purchased by us pursuant to the tender offer), and (C) the Holder owns after the redemption less than 50% of the total combined voting power of all classes of our stock entitled to vote. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If an exchange of shares for cash does not qualify as a “complete termination” of the Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. The Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Under this ruling, it is likely that a small minority shareholder who exercises no control over us, and all of whose actually and constructively owned shares are tendered at the purchase price, would satisfy the “not essentially equivalent to a dividend” test notwithstanding proration in the tender offer. If you expect to rely on the “not essentially equivalent to a dividend” test, you should consult your own tax advisor as to its application in your particular situation.

Holders should be aware that an acquisition or disposition of shares by a Holder substantially contemporaneously with the tender offer may be taken into account in determining whether any of the three tests described above is satisfied. Holders should consult their tax advisors as to any effect of such an event on the application of these tests.

If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, that gain or loss will be equal to the difference between the amount of cash received and the Holder’s adjusted tax basis in the shares exchanged. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. The deductibility of capital losses is subject to limitations. Calculation of gain or loss must be made separately for each block of shares owned by a Holder. Under the tax laws, a Holder may be able to designate particular blocks and the order of such blocks to be tendered pursuant to the tender offer. If no designation is made, the shares earliest acquired by the Holder will be considered redeemed for purposes of determining basis and holding period.

Dividend Treatment.  If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s adjusted tax basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a non-corporate Holder’s shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the non-corporate Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate Holders should consult their own tax advisors as to the application of Section 1059 of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a Holder’s right to tender shares subject to the condition that Nashua must purchase a specified minimum number of such Holder’s shares (if any are to be purchased).

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

We urge shareholders to consult their respective tax advisors to determine the federal, state, local, foreign and other tax consequences to them of the tender offer, in light of each shareholder’s particular circumstances.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination to the depositary and making a public announcement of the termination. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to shareholders or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

If we (1) increase or decrease the price to be paid for shares or the number of shares being sought in the tender offer and, if an increase in the number of shares is being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, then the tender offer will be extended until the expiration of such ten business day period.

15.	Fees and Expenses.

We have retained Georgeson Inc. to act as information agent and American Stock Transfer & Trust Company to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, facsimile and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the United States federal securities laws.

We have retained Georgeson Securities Corporation to act as the dealer manager in connection with the tender offer. Georgeson Securities Corporation will receive reasonable and customary compensation. We also have agreed to indemnify Georgeson Securities Corporation against certain liabilities in connection with the tender offer, including liabilities under the United States federal securities laws. In the ordinary course of its trading and brokerage activities, Georgeson Securities Corporation and its affiliates may hold positions, both long and short, for their own accounts or for those of their customers, in our securities.

No fees or commissions will be payable by us to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the dealer manager, the information agent and the depositary, as described above) for soliciting tenders of shares under the tender offer. We urge shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if shareholders tender shares through such entities and not directly to the depositary. However, upon request, we will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent, the dealer manager, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this document and Instruction 8 in the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should rely on only the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the depositary, the information agent or the dealer manager.

NASHUA CORPORATION

May 29, 2007

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each shareholder or that shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

Telephone confirm: (877) 248-6417 or (718) 921-8317
Fax: (718) 234-5001

Delivery to an address other than as set forth above will not constitute a valid delivery to the depositary.

Please direct any questions or requests for assistance to the information agent and dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the dealer manager or the information agent at its telephone number and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

The information agent for the tender offer is:

Georgeson Inc.
17 State Street, 10th Floor
New York, NY 10004

Please call toll free: (888) 605-7508
Banks and brokers call: (212) 440-9800

The dealer manager for the tender offer is:

Georgeson Securities Corporation
17 State Street, 10th floor
New York, NY 10004
Telephone: (212) 440-9800